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                                                                    EXHIBIT 23.3

                           CONSENT OF WHITE & CASE LLP







SPECIAL TAX COUNSEL'S CONSENT





         We consent to the reference to our firm in the Amendment No. 2 to Form S-4 Registration Statement (the "Registration Statement") of The Williams Companies, Inc. dated June 3, 2002, under the headings "Federal Income Tax Consequences" and "Legal Matters." In addition, we consent to the discussion of our opinion in the Amendment No. 2 to the Registration Statement under the heading "Federal Income Tax Consequences" and the filing of our opinion as
Exhibit 8.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.








WHITE & CASE LLP
Washington, D.C.




June 3, 2002